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Exhibit 10.25

Performance Incentive Bonus Plan Document

Table of Contents

Plan Objectives	Page 1
Plan Administration	Page 1
Plan Period	Page 1
Eligibility	Page 1
Participation	Page 1
Target Bonus Levels	Page 2
Plan Funding—Company Performance	Page 2
Bonus Objective Achievement—Team/Individual Performance	Page 3
Bonus Calculation	Page 4
Bonus Payouts	Page 5
Other Important Plan Details	Page 5
Employment at Will	Page 6

Plan Objectives

        The 2003 McDATA Performance Incentive Bonus plan has been developed to motivate participants to achieve strategic goals that drive corporate success and to reward those participants for that success through a cash bonus program. It is further intended to:

  •
  Clarify and prioritize corporate, functional group, team and individual objectives.

  •
  Emphasize linkages between company results and team/individual accomplishments.

  •
  Supplement the Company's other base salary, incentive and equity programs to provide a balanced, competitive Total Rewards package.

  •
  Provide an equitable and consistently applied cash reward program linking all participants to common key objectives and administrative practices throughout the Company.

Plan Administration

        The Chief Executive Officer will serve as the Plan Administrator and will administer all aspects of the plan with his selected designees in Human Resources. The Plan Administrator must approve any exceptions to this plan. The Plan Administrator in his sole discretion retains the right to amend or discontinue this plan in whole or in part at any time with or without notice to the plan participants.

Plan Period

        The effective plan period is from October 1, 2002 through December 31, 2003. During this period, eligible participants will have bonus payout opportunities each fiscal quarter based on the attainment of the plan funding objectives and the achievement of established division, team and individual objectives.

Eligibility

        McDATA employees are eligible for the Performance Incentive Bonus plan based on meeting the following criteria:

  •
  Be in a regular, full-time position or regular position having a work schedule of 32 hours per week or more.

And

  •
  Be in an active status defined as being a regular full-time employee on McDATA's US or international payroll. Active status includes employees on short-term disability. Any employee on STD would receive a pro-rated amount based on the actual time worked in their position throughout the quarter.

And

  •
  Not be covered by any other Company sponsored cash incentive plan including profit sharing, sales (domestic and international), or executive incentive plans.

And

  •
  Be a designated Manager of team members, functional areas, products, or projects or be a non-managing Individual Contributor in salary grade 26 or above.

Participation

        Employees meeting the eligibility requirements for the plan as outlined in the above section will begin their participation immediately on the first day eligibility is attained.

        Participants who terminate their employment for any reason other than death or permanent (long term) disability will forfeit their opportunity for any bonus payout under this plan.

        All participants in the Performance Incentive Bonus Plan will be deemed to be ineligible for the Company's Profit Sharing Plan and the Sales Bonus Plan.

Target Bonus Levels

        Target bonus levels are expressed as a percentage of the participant's eligible earnings during the quarterly bonus opportunity period (each calendar quarter). Eligible earnings are defined for purposes of this plan to be strictly base salary excluding, for example, all other payments, bonuses, overtime, commissions, allowances, call-in or stand-by pay, equity generated income and business expense reimbursements.

        Target bonus amounts are determined by the participant's salary grade status as a Manager or Individual Contributor as defined in the Eligibility section of this document. All participants will receive a letter at or near the beginning of the plan period stating their target bonus level along with a copy of the plan document.

        Appendix A of this plan document contains the schedule of target bonus levels for each grade and participation category, and is maintained by the Plan Administrator.

        Participants who are transferred or promoted during the bonus quarter from one target bonus level to another will have their final bonus calculation based on a combination of the number of days at the lower level and the remaining days at the higher level.

        Example:    An individual contributor participant eligible for the entire Q1 2003 bonus quarter is promoted from a 12% target bonus level to a 14% target bonus level on February 10, 2003. He or she will have a final target bonus percentage calculated as follows:

  •
  41/90 days at 12% = 5.46%, plus

  •
  50/90 days at 14% = 7.77% for a total target bonus percentage of 13.10% for the quarter.

Plan Funding—Company Performance

        McDATA's Performance Incentive Bonus plan is funded by the achievement of company objectives such as:

  •
  Revenues: defined as the dollar amount of total reported revenues achieved at the end of each fiscal quarter.

  •
  Earnings per Share: Defined as EPS reported at the end of each fiscal quarter.

        At the beginning of each fiscal quarter, the Plan Administrator will set the threshold and target goals for the quarter of each of these measures. The PIB bonus plan will begin to be funded if the threshold levels and performance levels are both achieved. Achievement of the threshold company performance levels will fund the plan at 50%. Continued performance above the threshold will continue to fund the plan above the 50% level. The Plan Administrator, at his sole discretion, may determine that goal achievement under Threshold will result in partial funding or over-achievement of the goals result in additional funding to the plan respectively. Over-achievement may fund the plan above the 100% level.

        As soon as possible (within 30 days) following the end of a plan quarter, the Plan Administrator will announce the plan funding percentage for the last quarter and will set a new Threshold for the following quarter.

Plan Funding—Functional Area Performance

        Once the company funding pool has been determined, each major functional area will be allocated a portion of that pool based primarily on the sum of all bonus amounts at target level for all participants in that functional area. However, the Plan Administrator may declare that a single functional area performed extraordinarily well in meeting their strategic goals and may allocate additional funds to that area to acknowledge the extra work. Similarly, if a functional area did not do well at achieving it's goals, it may be allocated a smaller portion of the pool.

        The Plan Administrator, at his sole discretion, may choose to combine certain smaller functional units with larger ones to preserve adequate flexibility in determining bonuses for the smaller functional unit.

        Bonus funding cannot be exceeded on either the Company or functional unit level. In other words, if bonus funding results in a bonus pool allocated to a functional unit of $500,000, that functional unit may not exceed the $500,000 in calculating and totaling bonus amounts.

        No adjustments will be made to the last quarterly bonus-funding percentage if quarterly objectives are not met in Q1, Q2, and Q3 but are exceeded in Q4 to the point that the Company's total annual goals are achieved.

Bonus Objective Achievement—Individual/Team Performance

        Participants earn their bonuses—adjusted for company performance—by achieving quarterly objectives set with their department manager and/or functional executive. These objectives cascade from the Company's annual strategic and financial goals set at the beginning of each calendar year as illustrated below:

        Individual annual goals are recorded in written form each year at focal review time on the Performance Management Review Form. Participants in the Performance Incentive Bonus plan then establish written quarterly bonus objectives based on their annual goals with their Department Manager and/or Functional Executive. Between 2 and 6 quarterly bonus objectives are recommended and these goals may be adjusted from quarter to quarter, as needed by the participant's manager and/or Functional Executive. Further information on setting appropriate bonus objectives can be obtained from your Human Resources Representative.

        Quarterly bonus objectives should be recorded and evaluated on McDATA's PIB Quarterly Bonus Objective Worksheet. Achievement of individual/team quarterly bonus objectives is determined at the end of each quarter with the department manager or functional unit executive using any of a variety of methods, or measures of success including:

  •
  Formally measured or calculated results when possible.

  •
  Participant documentation or demonstration of completed objectives.

  •
  Internal or external customer, vendor, peer or management feedback on work performed.

        Achievement is expressed as a percentage of the objective completed. For instance, an objective that was fully completed to everyone's satisfaction would have a completion percentage of 100%; other goals may be completed (or still in process) at the 60% level. When all objectives are given completion percentages, a final completion percentage is determined.

        An example of the PIB Quarterly Bonus Objective Worksheet showing how bonus achievement might work is illustrated below:

PIB Quarterly Bonus Objectives Worksheet

Goal Description	Measures of Success	Weight %	Achievement %	Weighted Achievement %
Objective # 1:		20%	90%	18%
Objective # 2:		40%	100%	40%
Objective # 3:		30%	80%	24%
Objective # 4:		10%	70%	7%

Final Achievement		100%		89%

        The determination of achievement of each bonus objective is not necessarily a formal calculation as some objectives may not be as quantifiable as others. Furthermore, behaviors and methods consistent with McDATA values and practices in addition to results should be considered in the final determination.

        Functional Executives may authorize the revision of bonus objectives for plan participants in their functional area during the first two months of the fiscal quarter based on changing business needs or conditions.

        Occasionally, bonus objectives may be overachieved by the team or participant. As an example, if a team charged with improving a process speed by 5% actually improved it by 10%, it would result in overachievement for that objective. While participants may be rewarded for this overachievement, it will be completely contingent upon the functional unit's ability to pay for the overachievement while still staying within the allotted bonus pool.

        Participants who do not meet at least 50% of their individual goals will receive a bonus payout only at the discretion of their functional unit executive.

Bonus Calculation

        Once the company funding and the participant's bonus objective achievement has been determined, calculating the actual bonus amount is the result of the following formula:

Participant's Eligible Earnings During the Bonus Quarter
x
Participant's Target Bonus Percent
x
Functional Group Funding Percent
x
Participant's Percent Achievement of Bonus Objectives

        As an example, assume the following conditions occur:

  Participant's Annual Earnings = $75,000
  Participant's Target Bonus Percent = 10%

  Participant's Bonus Objective Achievement = 89%
  Company Funding = 90%
  Functional Area Funding = 90%

        In this case, the bonus calculation would be as follows:

Quarterly Earnings × Target Bonus % × Bonus Objective Achievement % × Functional Funding %
=
($75,000 / 4) × 10% × 89% × 90%
=
$1,501.88

        Quarterly earnings from payroll records will be used in the actual bonus calculation instead of annualized salary rate divided by 4.

Bonus Payouts

        The payout of bonuses will occur on a quarterly basis as soon as possible after quarterly financials are released and bonus objective achievement is reported for all participants. This is anticipated to fall between 45 and 60 days following the end of the calendar quarter.

        Plan participants terminating employment with the company on or before the bonus delivery date for reasons other than death or permanent disability will not be eligible for a bonus payout under this plan.

        All bonus amounts are stated in gross terms and will be paid net of applicable taxes and other deductions as required by law. Bonuses under this plan are considered eligible earnings for purposes of the Company's 401(k) retirement plan and Employee Stock Purchase Plan, but are not considered eligible earnings for purposes of its life or disability insurance plans.

Other Important Plan Details

        Plan participants transferring from one department to another, and who remain eligible, before a bonus payout date will have their full bonus amounts paid by their new department. Bonus objective achievement for purposes of calculating bonus payouts will be based on the combination of their goal attainment in each department.

        At the time of a bonus delivery date, participants on any type of approved leave of absence will receive their bonus payouts based on their actual level of goal completion for the bonus quarter and the functional area's funding level as of the end of the quarter.

        Participants terminating their employment due to permanent disability during the bonus quarter will be eligible to receive a bonus payout for that quarter on the regular bonus delivery date based on their actual completion of bonus objectives for the quarter before going on disability and the functional area's funding level as of the end of the quarter.

        Eligible participants who die during the bonus quarter will have bonus payments made to their designated beneficiary or to their estate in the absence of a designated beneficiary on the regular bonus delivery date based on their actual completion of bonus objectives for the quarter and the functional area's funding level as of the end of the quarter.

        For other questions regarding this plan please contact Mike Kane at 720-558-3916 or at mike.kane@mcdata.com.

Employment at Will

        The above information does not constitute a guarantee of work, job status or employment for any period of time. The employment of all plan participants may be terminated at will at any time by either party, with or without prior notice. This Performance Incentive Bonus Plan does not create a contract of employment, either expressed or implied, between the participant and the Company. Payouts under this Bonus Plan are contingent on many factors and should not be considered guaranteed or otherwise part of base salary or base compensation.

QuickLinks

  Exhibit 10.25
Table of Contents
  Plan Objectives
  Plan Administration
  Plan Period
  Eligibility
  Participation
Target Bonus Levels
  Plan Funding—Company Performance
  Bonus Objective Achievement—Individual/Team Performance
  Bonus Calculation
  Bonus Payouts
  Other Important Plan Details
  Employment at Will